Exhibit 99.1

PRESS RELEASE	CONTACTS:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Record Fourth Quarter and Fiscal Year 2004 Earnings

Fiscal Year Net Revenues Reach New Milestone — Up 13.9% to $3.137 Billion

Fiscal Year Diluted EPS Up 14.4% to $1.51 Including a $0.09 Per Diluted Share Lease Accounting Charge

San Francisco, CA, March 22, 2005 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the fourth quarter and fiscal year ended January 30, 2005 and discussed changes in lease accounting.

Net revenues for the fourth quarter of fiscal year 2004 increased 7.9% to $1.084 billion versus $1.004 billion in the fourth quarter of fiscal year 2003. Net revenues for fiscal year 2004 increased 13.9% to $3.137 billion versus $2.754 billion in fiscal year 2003.

Diluted earnings per share for the fourth quarter of fiscal year 2004, including a $0.09 per diluted share lease accounting adjustment as described below, increased 1.2% to $0.86 per diluted share versus $0.85 per diluted share in the fourth quarter of fiscal year 2003. Diluted earnings per share for fiscal year 2004, also including the $0.09 per diluted share lease accounting adjustment, increased 14.4% to $1.51 per diluted share versus $1.32 per diluted share in fiscal year 2003.

Diluted earnings per share for the fourth quarter of fiscal year 2004, excluding the $0.09 per diluted share lease accounting adjustment, increased 11.8% to $0.95 per diluted share versus $0.85 per diluted share in the fourth quarter of fiscal year 2003. Diluted earnings per share for fiscal year 2004, also excluding the $0.09 per diluted share lease accounting adjustment, increased 21.2% to $1.60 per diluted share versus $1.32 per diluted share in fiscal year 2003.

Diluted Earnings Per Share – Negatively Impacted by $0.09 Due to a Change in Lease Accounting

On February 7, 2005, the Office of the Chief Accountant of the SEC issued a letter to the American Institute of Certified Public Accountants to clarify the SEC’s position on certain accounting issues and their application under generally accepted accounting principles relating to operating leases. Specifically, the SEC staff expressed its views on the appropriate accounting for the amortization of leasehold improvements, the recognition of rent when the lease term in an operating lease contains free or reduced rents (commonly referred to as “rent holidays”), and landlord and tenant incentives. In response to this letter, we performed a comprehensive review of our leases (including our stores, our distribution centers, our call centers, and our office buildings) and our lease accounting practices. Based on this review, we determined that the only area in which our current method of accounting was not consistent with the SEC staff’s position was in the area of rent holidays.

Prior to the SEC’s letter, we did not recognize rent expense during build-out periods, which is considered a rent holiday. We followed a practice prevalent across the retailing industry in which we recognized rent on a straight-line basis, beginning generally on the earlier of the operations commencement date or the rent commencement date. This practice had the effect of excluding the build-out period from the timeframe over which we expensed rent. We now record rent expense when we take control of a leased facility (the rent holiday period), which often begins two to four months before the operations or rent commencement date.

The cumulative financial impact of correcting our accounting for rent holidays through fiscal year 2004 is an increase to rent expense of approximately $17.4 million before tax, $10.7 million after tax, and $0.09 per diluted share after tax (hereafter defined as the “lease accounting adjustment”). The amount of the after tax adjustment that relates to fiscal years 2004, 2003, and 2002, is approximately $1.0 million, $1.9 million, and $1.7 million, respectively. The amount that relates to fiscal years 2001 and prior is $6.1 million after tax, and relates to leases that were entered into as early as 1991. The cumulative impact of this adjustment was recorded as occupancy expense in the fourth quarter of fiscal year 2004, negatively impacting fourth quarter and fiscal year 2004 cost of goods and occupancy expenses, gross margins, earnings from operations, earnings before tax, net earnings, and earnings per share. As the adjustment was not material to any prior period financial statements, the full lease accounting adjustment was recorded in the fourth quarter of fiscal year 2004 with no corrections being made to prior periods. This adjustment does not impact our historical or future cash flows nor the timing or amount of our lease payments, as it is solely related to a non-cash correction in accounting treatment. Furthermore, it is not expected to have any material impact on future earnings.

Ed Mueller, Chief Executive Officer, commented, “We are very pleased to deliver to our shareholders another consecutive year of record financial performance. In fiscal year 2004, we delivered the highest pre-tax operating margin and diluted earnings per share in the history of the Company, met or exceeded the earnings projections we gave to our shareholders in every quarter (excluding the impact of the fourth quarter lease accounting adjustment), and repurchased approximately 2.3 million shares of our common stock. Operationally in 2004, we deepened our commitment to multi-channel retailing by increasing our retail penetration in the Hold Everything and West Elm brands, by launching our newest catalog concept, Williams-Sonoma Home, and by expanding the multi-channel reach of the Hold Everything brand with the launch of an e-commerce website. We also substantially improved our supply chain cost structure and invested in the infrastructure and systems to drive future operational efficiencies. To support the growth in our core brands and prepare for the growth in our emerging brands, we increased our distribution square footage by approximately 25%, including our first east coast distribution center, and substantially enhanced the functionality of our supply chain information systems. The successful execution of all of these initiatives has left us well-positioned to drive our business and to deliver the 2005 financial guidance that we provided today in a separate press release.”

❑	FOURTH QUARTER 2004 -- RESULTS FOR THE 13 WEEKS ENDED JANUARY 30, 2005

Net revenues for the fourth quarter of fiscal year 2004 increased 7.9% to $1.084 billion versus $1.004 billion in the fourth quarter of fiscal year 2003.

Net earnings for the fourth quarter of fiscal year 2004, including the impact of the $10.7 million or $0.09 per diluted share lease accounting adjustment, increased 0.5% to $102.6 million or $0.86 per diluted share versus $102.1 million or $0.85 per diluted share in the fourth quarter of fiscal year 2003.

Net earnings for the fourth quarter of fiscal year 2004, excluding the impact of the $10.7 million or $0.09 per diluted share lease accounting adjustment, increased 11.0% to $113.3 million or $0.95 per diluted share versus $102.1 million or $0.85 per diluted share in the fourth quarter of fiscal year 2003.

Ed Mueller, Chief Executive Officer, commented, “We are extremely pleased to deliver to our shareholders another consecutive quarter of strong earnings performance, despite lower-than-expected top-line sales growth. As we discussed in our holiday sales press release, the majority of the revenue softness that we saw during the quarter was due to a weak consumer response to our holiday merchandising strategies in the Pottery Barn brand. Throughout the quarter, however, we remained intently focused on our operational execution, including well-planned markdown strategies, strong distribution and transportation management, and disciplined cost containment initiatives. Based on our success in all of these areas, we were once again able to deliver another record quarter, delivering the highest fourth quarter diluted earnings per share in our history.”

Retail net sales in the fourth quarter of fiscal year 2004 increased 8.8% to $680.3 million versus $625.1 million in the fourth quarter of fiscal year 2003. This increase was primarily driven by a year-over-year increase in retail leased square footage of 11.4%, including 40 net new stores, and a comparable store sales increase of 1.5%. Net sales generated in the Williams-Sonoma and Pottery Barn Kids brands were the primary contributors to the year-over-year sales increase, partially offset by the transitional impact of our Hold Everything brand realignment strategy. Fourth quarter year-over-year comparable store sales by retail concept are shown in the table below.

Fourth Quarter Comparable Store Sales* by Retail Concept

Retail Concept	13-Weeks Ended
	1/30/05	2/1/04
Williams-Sonoma	2.1%	4.8%
Pottery Barn	<2.2%>	4.3%
Pottery Barn Kids	8.4%	<1.1%>
Hold Everything	<8.4%>	<2.0%>
Outlets	19.9%	7.9%
Total	1.5%	4.1%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as the Company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy.
In the fourth quarter of fiscal year 2004, total Company comparable store sales excluded one West Elm store. No stores were excluded in the fourth quarter of fiscal year 2003.

Direct-to-customer net sales (comprised of both catalog and Internet sales) in the fourth quarter of fiscal year 2004 increased 7.1% to $344.9 million versus $322.2 million in the fourth quarter of fiscal year 2003. This increase was primarily driven by net sales generated in the Pottery Barn, PBteen, Pottery Barn Kids and Williams-Sonoma brands. All of the brands in the direct-to-customer channel delivered positive growth during the quarter. Internet sales in the fourth quarter of fiscal year 2004 increased 26.2% to $152.6 million, including the incremental net sales generated by the November launch of the Hold Everything website, versus $120.9 million in the fourth quarter of fiscal year 2003.

Gross margin expressed as a percentage of net revenues in the fourth quarter of fiscal year 2004 was 43.2%. Gross margin in the fourth quarter expressed as a percentage of net revenues, excluding the impact of the lease accounting adjustment, was 44.8% versus 44.1% in the fourth quarter of fiscal year 2003. This 70 basis point increase was primarily driven by a reduction in shipping costs, partially offset by a rate increase in occupancy expenses. The improvement in shipping costs was primarily driven by expense reductions associated with the in-sourcing of line-haul management in the furniture delivery network, reductions in furniture delivery costs driven by efficiencies gained from the new east coast distribution center, and a favorable product mix. Higher occupancy costs as a percentage of net revenues were primarily driven by the de-leveraging impact of negative comparable store sales in the Pottery Barn brand and increased costs associated with current year distribution infrastructure investments, including a 25% increase in distribution leased square footage.

Selling, general and administrative expenses were $301.0 million or 27.8% of net revenues in the fourth quarter of fiscal year 2004 versus $276.7 million or 27.5% of net revenues in the fourth quarter of fiscal year 2003. This 30 basis point increase as a percentage of net revenues was primarily driven by increased employment costs to support the growth of the emerging brands and higher employee benefit costs. These increases were partially offset by a year-over-year reduction in incentive compensation expense and workers’ compensation costs.

❑	FISCAL YEAR 2004 -- RESULTS FOR THE 52 WEEKS ENDED JANUARY 30, 2005

Net revenues for fiscal year 2004 increased 13.9% to $3.137 billion versus $2.754 billion for the 52 weeks ended February 1, 2004.

Net earnings for fiscal year 2004, including the impact of the $10.7 million or $0.09 per diluted share lease accounting adjustment, increased 14.6% to $180.1 million or $1.51 per diluted share versus $157.2 million or $1.32 per diluted share in fiscal year 2003.

Net earnings for fiscal year 2004, excluding the impact of the $10.7 million or $0.09 per diluted share lease accounting adjustment, increased 21.4% to $190.8 million or $1.60 per diluted share versus $157.2 million or $1.32 per diluted share in fiscal year 2003. Due to quarterly rounding and weighted average share counts, the full-year diluted earnings per share in fiscal year 2003 does not equal the sum of the quarters, as shown in the table below.

Year-Over-Year Diluted EPS Calculation

Quarter	2004 Actual	2003 Actual
1st Quarter	$0.18	$0.11
2nd Quarter	$0.23	$0.15
3rd Quarter	$0.24	$0.20
4th Quarter	$0.86	$0.85
Fiscal Year Sum of Quarters	$1.51	$1.31
Fiscal Year Reported	$1.51	$1.32

Retail net sales increased 11.6% to $1.803 billion in fiscal year 2004 versus $1.615 billion in fiscal year 2003. This increase was primarily driven by a year-over-year increase in retail leased square footage of 11.4%, including 40 net new stores, and a comparable store sales increase of 3.5%. Net sales generated in the Pottery Barn, Williams-Sonoma, and Pottery Barn Kids brands were the primary contributors to the year-over-year sales increase, partially offset by the transitional impact of our Hold Everything brand realignment strategy. Fiscal year-over-year comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store Sales* by Retail Concept

Retail Concept	52-Weeks Ended
	1/30/05	2/1/04
Williams-Sonoma	0.5%	6.7%
Pottery Barn	4.6%	2.3%
Pottery Barn Kids	4.1%	0.4%
Hold Everything	2.1%	<5.2%>
Outlets	18.1%	6.7%
Total	3.5%	4.0%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as the Company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy.
In the fourth quarter of fiscal year 2004, total Company comparable store sales excluded one West Elm store. No stores were excluded in the fourth quarter of fiscal year 2003.

Direct-to-customer net sales (comprised of both catalog and Internet sales) increased 17.5% to $1.135 billion in fiscal year 2004 versus $966.4 million in fiscal year 2003. This year-over-year increase was primarily driven by net sales generated in the Pottery Barn, PBteen, Pottery Barn Kids and West Elm brands. All of the brands in the direct-to-customer channel delivered positive growth during the fiscal year with the exception of the Chambers brand, which was retired in the second quarter of 2004 in anticipation of the launch of the Williams-Sonoma Home brand in the third quarter of 2004. Internet sales increased 43.4% to $477.5 million in fiscal year 2004, including the incremental net sales generated by the November launch of the Hold Everything website, versus $332.9 million in fiscal year 2003.

Gross margin expressed as a percentage of net revenues in fiscal year 2004 was 40.0%. Gross margin in fiscal year 2004 expressed as a percentage of net revenues, excluding the impact of the lease accounting adjustment, was 40.5% versus 40.3% in fiscal year 2003. This 20 basis point increase was primarily driven by a rate reduction in occupancy and shipping costs, partially offset by a rate increase in cost of goods sold. The rate reduction in occupancy expenses was primarily due to a greater percentage of total Company net revenues being generated in the direct-to-customer channel, which does not incur store occupancy expenses. The rate reduction in shipping costs was primarily due to a full year of expense reductions in 2004 associated with the mid-2003 consolidation of freight providers, the in-sourcing of line-haul management in the furniture delivery network, and reductions in furniture delivery costs driven by efficiencies gained from the new east coast distribution center, partially offset by higher costs earlier in the year as we overcame initial challenges of balancing inventory allocations between the coastal centers. The rate increase in cost of goods sold was primarily due to a higher percentage of total Company net revenues being driven by furniture, which generates a lower than average gross margin rate in addition to higher returns, replacements, and damages.

Selling, general and administrative expenses in fiscal year 2004 were $961.2 million or 30.6% of net revenues versus $855.8 million or 31.1% of net revenues in fiscal year 2003. This 50 basis point improvement was primarily due to a rate reduction in year-over-year employment expenses. Contributing to the employment rate decrease were year-over-year reductions in workers’ compensation and other employment-related costs.

❑	STOCK REPURCHASE PROGRAM

In May 2004, the Board of Directors authorized a stock repurchase program to acquire up to 2,500,000 shares of our outstanding common stock. During fiscal year 2004, we repurchased and retired 2,057,700 shares of our common stock under this program in addition to 215,000 shares under our previously authorized stock repurchase program at a total cost of approximately $79,320,000, a weighted average cost of $34.90 per share. At March 22, 2005, the remaining authorized number of shares eligible for repurchase was 442,300 shares. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, March 22, 2005, at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP gross margin percentages, non-GAAP net earnings and non-GAAP diluted earnings per share due to the exclusion of the lease accounting adjustment in fiscal year 2004. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business operations and facilitate management’s internal comparisons to our historical operating results and to our guidance for fiscal 2005.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to the effect of the change in accounting for leases on our future results of operations, new store openings, our future financial guidance and results and statements related to the stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for fiscal year 2004; new interpretations of current accounting rules; changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; the effect of the recent natural disaster in Asia; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties contained in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange

Commission, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2004, all quarterly reports on Form 10-Q for the following fiscal quarters and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Williams-Sonoma Home – are marketed through 552 stores, eight mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	January 30, 2005	February 1, 2004
Assets
Current assets
Cash and cash equivalents	$239,210	$163,910
Accounts receivable - net	42,520	31,573
Merchandise inventories - net	452,421	404,100
Prepaid catalog expenses	53,520	38,465
Prepaid expenses	38,018	24,780
Deferred income taxes	39,025	20,532
Other assets	9,061	4,529

Total current assets	873,775	687,889

Property and equipment - net	835,024	765,030
Other assets - net	19,368	17,816

Total assets	$1,728,167	$1,470,735

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$173,781	$155,888
Accrued salaries, benefits, and other	86,767	78,674
Customer deposits	148,535	116,173
Income taxes payable	71,910	64,525
Current portion of long-term debt	23,435	8,988
Other liabilities	17,587	18,636

Total current liabilities	522,015	442,884

Deferred rent and lease incentives	212,193	176,015
Long-term debt	19,154	28,389
Deferred income tax liabilities	14,952	8,887
Other long-term obligations	13,322	9,969

Total liabilities	781,636	666,144

Shareholders’ equity	946,531	804,591

Total liabilities and shareholders’ equity	$1,728,167	$1,470,735

	Store Count					Average Leased Square Footage Per Store
Retail Concept	October 31, 2004	Openings	Closings	January 30, 2005	February 1, 2004	January 30, 2005	February 1, 2004
Williams-Sonoma	252	2	-	254	237	5,700	5,400
Pottery Barn	181	4	(2)	183	174	11,900	11,700
Pottery Barn Kids	85	2	-	87	78	7,800	7,700
Hold Everything	7	3	(1)	9	8	6,100	4,300
West Elm	3	1	-	4	1	14,500	9,500
Outlets	14	1	-	15	14	15,500	14,200

Total	542	13	(3)	552	512	8,400	8,100

	Total Store Square Footage
	October 31, 2004	January 30, 2005	February 1, 2004
Total store selling square footage (sq. ft.)	2,820,000	2,911,000	2,624,000
Total store leased square footage (sq. ft.)	4,489,000	4,637,000	4,163,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOURTH QUARTER
	2004		2003
	(13 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues

Retail sales	$680,291	62.8%	$625,087	62.3%
Retail shipping fees	2,557	0.2	2,326	0.2
Direct-to-customer sales	344,938	31.8	322,208	32.1
Direct-to-customer shipping fees	55,853	5.2	54,660	5.4

Net revenues	1,083,639	100.0	1,004,281	100.0

Cost of goods and occupancy expenses	574,342	53.0	512,347	51.0
Shipping costs	41,684	3.8	49,514	4.9

Total cost of goods sold	616,026	56.8	561,861	55.9

Gross margin	467,613	43.2	442,420	44.1

Selling, general and administrative expenses	300,987	27.8	276,656	27.5

Earnings from operations	166,626	15.4	165,764	16.5
Interest (income) expense - net	(575)	0.1	(289)	-

Earnings before income taxes	167,201	15.4	166,053	16.5
Income taxes	64,600	6.0	63,937	6.4

Net earnings	$102,601	9.5%	$102,116	10.2%

Earnings per share:
Basic	$0.88		$0.87
Diluted	$0.86		$0.85

Shares used in calculation of earnings per share:
Basic	116,634		116,859
Diluted	119,883		120,610

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

FIFTY–TWO WEEKS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR
	2004		2003
	(52 Weeks)		(52 Weeks)
	$	% of Revenues	$	% of Revenues
Retail sales	$1,802,523	57.4%	$1,614,861	58.6%
Retail shipping fees	8,456	0.3	7,522	0.3
Direct-to-customer sales	1,135,079	36.2	966,423	35.1
Direct-to-customer shipping fees	190,873	6.1	165,562	6.0

Net revenues	3,136,931	100.0	2,754,368	100.0

Cost of goods and occupancy expenses	1,724,290	55.0	1,500,602	54.5
Shipping costs	158,910	5.1	143,189	5.2

Total cost of goods sold	1,883,200	60.0	1,643,791	59.7

Gross margin	1,253,731	40.0	1,110,577	40.3

Selling, general and administrative expenses	961,176	30.6	855,790	31.1

Earnings from operations	292,555	9.3	254,787	9.3
Interest (income) expense - net	(236)	-	(851)	-

Earnings before income taxes	292,791	9.3	255,638	9.3
Income taxes	112,704	3.6	98,427	3.6

Net earnings	$180,087	5.7%	$157,211	5.7%

Earnings per share:
Basic	$1.55		$1.36
Diluted	$1.51		$1.32

Shares used in calculation of earnings per share:
Basic	116,159		115,583
Diluted	119,347		119,016

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FIFTY-TWO WEEKS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004

(DOLLARS IN THOUSANDS)

	YEAR
	2004	2003
	(52 Weeks)	(52 Weeks)
Cash flows from operating activities
Net earnings	$180,087	$157,211

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	111,624	99,534
Net loss on disposal of assets	1,080	2,353
Amortization of deferred lease incentives	(24,092)	(19,513)
Deferred income taxes	(12,370)	(6,472)
Tax benefit from exercise of stock options	13,085	20,429
Amortization of deferred stock-based compensation	-	250
Other	335	-
Changes in:
Accounts receivable	(10,900)	2,796
Merchandise inventories	(48,017)	(82,196)
Prepaid catalog expenses	(15,056)	(3,302)
Prepaid expenses and other assets	(19,702)	(15,161)
Accounts payable	17,773	(11,358)
Accrued salaries, benefits and other	9,955	(1,020)
Customer deposits	32,273	23,014
Deferred rent and lease incentives	61,030	34,800
Income taxes payable	7,332	7,986

Net cash provided by operating activities	304,437	209,351

Cash flows from investing activities:
Purchases of property and equipment	(181,453)	(211,979)

Net cash used in investing activities	(181,453)	(211,979)

Cash flows from financing activities:
Proceeds from bond issuance	15,000	-
Repayment of long-term obligations	(9,789)	(7,610)
Proceeds from exercise of stock options	26,190	39,120
Repurchase of common stock	(79,320)	(59,695)
Credit facility renewal costs	(288)	(41)

Net cash used in financing activities	(48,207)	(28,226)

Effect of exchange rates on cash and cash equivalents	523	1,269

Net increase (decrease) in cash and cash equivalents	75,300	(29,585)

Cash and cash equivalents at beginning of period	163,910	193,495

Cash and cash equivalents at end of period	$239,210	$163,910